UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

July 18, 2012
Date of Report (Date of earliest event reported)

WEST SUBURBAN BANCORP, INC.

(Exact name of registrant as specified in its charter)

Illinois	0-17609	36-3452469
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

711 South Meyers Road

Lombard, Illinois  60148

(Address of principal executive offices, zip code)

(630) 652-2000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02                          Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

On July 18, 2012, the Audit Committee of West Suburban Bancorp, Inc. (the “Company”), in consultation with management of the Company and West Suburban Bank (the “Bank”), determined that the unaudited condensed consolidated financial statements for the quarter ended March 31, 2012, included in the Company’s Quarterly Report on Form 10-Q filed May 8, 2012, will be revised to reflect a $7.2 million increase in the provision for loan losses and related changes to the allowance for loan losses, shareholders’ equity, credit quality disclosures, and capital ratios.  Accordingly, the condensed consolidated financial statements and related financial information included in the Company’s Quarterly Report on Form 10-Q filed May 8, 2012 should not be relied upon.  The Company intends to file an amendment to its Form 10-Q for the period ended March 31, 2012 as soon as reasonably practicable.

In assessing the adequacy of its allowance for loan losses, the Bank considers a number of factors. As indicated in the Risk Factors included in the Company’s most recent Annual Report filed on Form 10-K, this assessment is inherently subjective.  Based on recent discussions with the Bank’s primary federal regulator and notwithstanding that the Bank’s management believes that such factors and the methods for developing estimates have been consistently applied, a reassessment of certain of these factors was required and the reassessment resulted in a need to increase the allowance for loan losses as of March 31, 2012, by increasing the provision for loan losses by $7.2 million.  As directed by the Bank’s primary federal regulator, the Bank has amended the Call Report for the Bank for the period ended March 31, 2012 to reflect the required changes.

Changes to the previously reported financial results that correspond to the foregoing determinations will be reflected in an amended Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2012.

The Company’s management has discussed the matters described above with Crowe Horwath LLP, the Company’s independent registered public accounting firm.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEST SUBURBAN BANCORP, INC.

Date: July 19, 2012	By:	/s/ Duane G. Debs
DUANE G. DEBS
PRESIDENT AND CHIEF FINANCIAL OFFICER